Kronos International, Inc.                       Contact: Robert D. Hardy
16825 Northchase Drive, Suite 1200                        Chief Financial
Houston, TX  77060                                        Officer
                                                          (281) 423-3332
-------------------------------------------------------------------------------
News Release
-------------------------------------------------------------------------------





FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1

           KRONOS INTERNATIONAL, INC. REPORTS FIRST QUARTER RESULTS

HOUSTON, TEXAS - May 6, 2003 - Kronos International, Inc. ("KII" or the "Company"), an indirect wholly owned subsidiary of NL Industries, Inc. (NYSE:NL) today reported net income for the first quarter of 2003 of $14.8 million compared with $8.0 million in the first quarter of 2002.

The Company's titanium dioxide pigments ("TiO2") operating income in the first quarter of 2003 was $29.0 million compared with $14.3 million in the first quarter of 2002. The 103% increase in operating income from first quarter 2002 was primarily attributable to higher average selling prices and higher production volume. Compared with the fourth quarter of 2002, operating income in the first quarter of 2003 increased $17.2 million, or 146%, on higher sales and production volumes, higher average selling prices and lower operating costs.

EBITDA (defined as operating income plus depreciation, depletion and amortization expense) was $37.1 million in the first quarter of 2003 compared with $20.6 million in the first quarter of 2002. Compared with the fourth quarter of 2002, EBITDA increased $18.2 million, or 96%.

KII's average selling price in billing currencies (which excludes the effects of foreign currency translation) during the first quarter of 2003 was 9% higher than the first quarter of 2002 and 2% higher than the fourth quarter of 2002. The average selling price in billing currencies in March 2003 was comparable to the average selling price for the first quarter of 2003.

The Company's first quarter 2003 average selling price expressed in U.S. dollars (computed using actual foreign currency exchange rates prevailing during the respective periods) was 27% higher than the first quarter of 2002 and was 8% higher than the fourth quarter of 2002. The average selling price expressed in U.S. dollars in March 2003 was comparable to the average selling price for the first quarter of 2003. Comparisons of the Company's average selling prices using actual foreign currency exchange rates are significantly affected by the continued weakness of the U.S. dollar relative primarily to the euro, Norwegian kroner and United Kingdom pound sterling. A majority of the Company's net sales and a majority of its production and other costs are incurred in currencies other than the U.S. dollar, and the net effect of foreign currency fluctuations on the Company's operating income was not significant.

The Company's first quarter 2003 sales volume of 79,500 metric tons was comparable to the first quarter of 2002 and increased 24% from the fourth quarter of 2002. Compared to the fourth quarter of 2002, sales volume increased in all major markets.

The Company's first quarter 2003 production volume of 78,500 metric tons was 9% higher than the first quarter of 2002 and 14% higher than the fourth quarter of 2002, respectively. Operating rates in the first quarter of 2003 were at near full capacity compared with 96% of capacity in the first quarter of 2002 and 85% of capacity in the fourth quarter of 2002. Decreased production volume in the fourth quarter of 2002 was primarily due to maintenance stops. Finished goods inventory levels at the end of the first quarter of 2003 decreased 2% from December 2002 levels and represented under two months of sales.

Capital expenditures in the first quarter of 2003 were $5.6 million compared with $4.8 million in the first quarter of 2002. First quarter 2002 capital expenditures included an aggregate of $1.2 million related to the reconstruction of the Leverkusen, Germany sulfate plant damaged in the March 2001 fire.

Lawrence A. Wigdor, Chief Executive Officer, stated, "Operating profits and EBITDA for the first quarter of 2003 exceeded our expectations driven by stronger than anticipated sales volume. Sales volume was a first quarter Company record, while production volume was an all-time quarterly Company record. Our debottlenecking efforts have proven successful and we currently have annual capacity of approximately 319,000 metric tons. We currently expect TiO2 sales volume for full year 2003 to approximate full year 2002 levels, with higher average selling prices in 2003 compared to 2002. EBITDA and operating income are forecasted to be above 2002 levels. We remain cautious about the outlook for the second half of 2003 as there remains a high degree of uncertainty concerning worldwide economic conditions."

Interest expense to third parties in the first quarter of 2003 was $7.9 million, an increase of $7.2 million from the first quarter 2002 primarily due to higher levels of outstanding debt and associated currency effects. Interest expense to affiliates decreased $9.7 million from the first quarter of 2002 due to the repayment of loans from affiliates in June 2002 using proceeds from the Company's (euro)285 million Senior Secured Notes offering (the "Notes").

Interest income from affiliates decreased $8.9 million from the first quarter of 2002 due to the redemption and extinguishment of all notes receivable from affiliates in July 2002.

Net corporate currency transaction losses in 2002 related primarily to the Company's dollar-denominated, 11.75% Second-tier Senior Mirror Note payable to Kronos, Inc., which was repaid in June 2002 using a portion of the proceeds from the Notes offering.

The Company's provision for income taxes for the first quarter of 2003 differs from the normally expected statutory rate due to the geographic mix of earnings and the utilization of certain tax attributes that previously did not meet the "more-likely-than-not" recognition criteria. The Company's provision for income taxes for the first quarter of 2002 differs from the normally expected statutory rate due principally to the geographic mix of earnings, currency transaction losses on which no income tax benefit was recognized and adjustment to certain other deferred tax liabilities.

Outstanding indebtedness at March 31, 2003 was euro-equivalent 326.6 million ($350.2 million using March 31, 2003 exchange rates) compared with euro-equivalent 312.8 million at December 31, 2002 ($325.9 million using December 31, 2002 exchange rates). The increase in indebtedness was primarily attributable to additional borrowings of (euro)15 million ($16.1 million using March 31, 2003 exchange rates) on the European revolving credit facility of certain of the Company's subsidiaries.

In an effort to provide Note holders with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes may provide useful information to investors:

o The Company discloses percentage changes in its average TiO2 selling prices in billing currencies (which excludes the effects of foreign currency translation), so that such changes can be analyzed without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

o The Company discloses EBITDA (defined above) as a supplement to the Company's operating income and cash flow from operations because the Company believes that EBITDA is a widely used performance measure and financial indicator of cash flows and the ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or net income determined under GAAP as an indicator of the Company's operating performance, or cash flows from operating, investing and financing activities determined under GAAP as a measure of liquidity. EBITDA is not intended to depict funds available for reinvestment or other discretionary uses, as the Company has significant debt requirements and other commitments. Investors should consider certain factors in evaluating the Company's EBITDA, including interest expense, income taxes, noncash income and expense items, changes in assets and liabilities, capital expenditures, and other items included in GAAP cash flows as well as future debt repayment requirements and other commitments and contingencies.

A conference call regarding KII's earnings announcement and outlook is scheduled for Tuesday, May 6, 2003 at 8:30 a.m. (EDT). Dr. Lawrence A. Wigdor, KII's Chief Executive Officer will host the call. Participants can access the call by dialing (800) 450-0786 (domestic) and (651) 224-7472 (international). The title of the call is KII Earnings. A taped replay of the call will be available at 12:00 p.m. (EDT) the day of the call through 11:59 p.m. (EDT) on Tuesday, May 13, 2003 by calling (800) 475-6701 (domestic) and (320) 365-3844
(international). The access code for the replay is 682424. The call will also be broadcast live on the Internet at the Corporate Communications Broadcast Network ("CCBN") website at http://www.companyboardroom.com. In order to listen to the call, your computer must have Windows Media Player or RealPlayer installed, which can be downloaded prior to the call from the CCBN website. An online replay will be available approximately one hour after the call.

KII conducts NL's TiO2 operations in Europe. NL is a major international producer of titanium dioxide pigments.

The statements in this release (and statements made in the conference call referred to above) relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although NL and KII believe that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, changes in global productive capacity, changes in customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the ultimate resolution of pending or possible future lead pigment litigation and legislative developments related to the lead paint litigation, the outcome of other litigation and tax controversies, and other risks and uncertainties detailed in NL's and KII's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. NL and KII disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

                          KRONOS INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In millions, except metric ton data)
                                   (Unaudited)

                                                             Three months ended
                                                                  March 31,
                                                             ------------------
                                                              2003        2002
                                                             ------      ------

Revenues and other income:
    Net sales ..........................................     $178.2      $139.6
    Other income, excluding corporate ..................        2.0         2.1
                                                             ------      ------
                                                              180.2       141.7

Cost of sales ..........................................      130.8       110.7
Selling, general and administrative, excluding
  corporate ............................................       20.4        16.7
                                                             ------      ------

        Operating income ...............................       29.0        14.3

Corporate income (expense):
    Currency transaction loss, net .....................       --          (2.3)
    Interest expense ...................................       (7.9)        (.7)
    Interest expense to affiliates .....................        (.1)       (9.8)
    Interest income from affiliates ....................       --           8.9
                                                             ------      ------

        Income before income taxes .....................       21.0        10.4

Income tax expense .....................................        6.2         2.4
                                                             ------      ------

        Net income .....................................       14.8         8.0

Dividends and accretion applicable to redeemable
  preferred stock and profit participation
  certificates .........................................       --         (73.4)
                                                             ------      ------

        Net income (loss) available to common stock ....     $ 14.8      $(65.4)
                                                             ======      ======

Metric tons in thousands:
    Sales volume .......................................       79.5        79.2
    Production volume ..................................       78.5        72.2

Capital expenditures ...................................     $  5.6      $  4.8
Depreciation, depletion and amortization expense .......     $  8.1      $  6.3
EBITDA .................................................     $ 37.1      $ 20.6

Below is a reconciliation of net income to EBITDA (in millions):

                                                              Three months ended
                                                                    March 31,
                                                              ------------------
                                                                2003       2002
                                                               ------     ------
                                                                  (Unaudited)

Net income ...............................................      $14.8      $ 8.0
Income tax expense .......................................        6.2        2.4
Interest expense, net of interest income from affiliates .        8.0        1.6
Currency transaction loss, net ...........................       --          2.3
Depreciation, depletion and amortization expense .........        8.1        6.3
                                                                -----      -----

        EBITDA ...........................................      $37.1      $20.6
                                                                =====      =====


Below is a reconciliation of "Net cash (used) provided by operating activities" to EBITDA (in millions):

                                                              Three months ended
                                                                   March 31,
                                                              ------------------
                                                                2003       2002
                                                               ------     ------
                                                                  (Unaudited)

Net cash (used) provided by operating activities .......      $(9.7)      $17.4
Change in assets and liabilities .......................       35.3        (4.8)
Interest expense, net of interest income from affiliates        7.5         6.4
Income tax expense .....................................        2.7         1.3
Other ..................................................        1.3          .3
                                                              -----       -----

        EBITDA .........................................      $37.1       $20.6
                                                              =====       =====